Press Release

Earnings Release

Peoples Financial Services Corp. Announces Financial Figures for First Half

Consolidated

Net income for the six months ending June 30, 1999, was $1,748,000 as compared to $1,635,000 for the same period of 1998. This represents an increase of $113,000 or 6.9%.

Several significant factors contributed to this increase in net income. Net interest income was $247,000 showing an increase of 6.2% over 1998. Gains on securities sold during the first six months of 1999 were $63,000, up $30,000 over the 1998 figure of $33,000. On the expense side, provision for taxes was $478,000 in 1999 as compared to $433,000 in 1998 showing an increase of $45,000.

Transfers to loan loss reserves for 1999 were $120,000 compared to $75,000 in 1998, an increase of $45,000 or 60%.

Comparing the 1999 to 1998 first half-year figures, total assets increased over $20.5 million from $230,591,000 in 1998 to $251,163,000 in 1999. Net loans at
June 30, 1999, were $140,776,000, an increase of $8.8 million or 6.6% over the June 30, 1998, figure of $132,009,000.

Peoples Financial Services Corp. is the parent company of Peoples National Bank. Peoples National Bank is headquartered in Hallstead, PA, and has community offices in Hallstead, Montrose, Susquehanna, Hop Bottom and Springville in Susquehanna County and in Nicholson, Tunkhannock and Meshoppen in Wyoming County.